SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2014

Universal Stainless & Alloy Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25032	25-1724540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Mayer Street, Bridgeville, Pennsylvania	15017
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (412) 257-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 15, 2014, the Board of Directors of Universal Stainless and Alloy Products, Inc. (the “Company”) approved and adopted the Second Amended Restated By-Laws of the Company (the “Second Amended and Restated By-Laws”), effective immediately. The Second Amended and Restated By-Laws replace the Company’s Amended and Restated By-Laws, which were adopted in 2007. The Second Amended and Restated By-Laws incorporate more recent provisions of the Delaware General Corporation Law, including provisions regarding the use of electronic communications in connection with Board of Directors and stockholder meetings, and reflect several updates made generally to modernize the Company’s by-laws. The Second Amended and Restated By-Laws also incorporate the concept of a Lead Director, which was created by the Company’s Board of Directors in 2010. In addition, the Second Amended and Restated By-laws include: (i) provisions setting forth advance notice requirements for stockholders to bring business before an annual meeting and for director nominations; (ii) adjustments to provisions relating to the calling of special meetings of stockholders and the taking of action by stockholders by written consent; and (iii) a new forum selection provision covering certain legal actions or proceedings, including derivative actions or proceedings brought on behalf of the Company and actions asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the company’s stockholders. The Second Amended and Restated By-laws also contain a number of conforming changes and other non-material changes.

The foregoing summary of the Second Amended and Restated By-Laws is qualified in its entirety by reference to the Second Amended and Restated By-Laws filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Second Amended and Restated By-Laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:	/s/ Paul A. McGrath
Vice President of Administration,
General Counsel and Secretary

Dated: December 19, 2014